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                                                                     EXHIBIT 3.8

                           CERTIFICATE OF DESIGNATION
                         OF SERIES A PREFERRED STOCK OF
                               HEALTHCENTRAL.COM



          The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the Series A Preferred Stock (as defined herein) of HealthCentral.com, a
Delaware corporation (the "Corporation").
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  1.   Designation.  A total of 480,000 shares of the Corporation's preferred
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stock, par value $.001 per share, shall be designated the "Series A Preferred
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Stock."
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  2.   Dividends.  The holders of the Series A Preferred Stock shall be entitled
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to receive, when and as declared by the Board of Directors of the Corporation
(the "Board"), dividends out of funds legally available therefor, pari passu with the holders of common stock, par value $.001 per share, of the Corporation (the "Common Stock") on an as-converted basis (as adjusted for stock splits, stock dividends, recapitalizations and similar events). Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of the Series A Preferred Stock unless declared by the Board, provided, however, that no dividend shall be declared or paid on the Common Stock, unless at the same time the dividend is declared or paid on all outstanding shares of Series A Preferred Stock on an as-converted basis.

  3.   Liquidation.
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     (a) In the event of any liquidation, dissolution or winding up of the
Corporation ("Liquidation"), either voluntary or involuntary, the assets of the Corporation shall be distributed to the holders of the Common Stock and to the holders of the Series A Preferred Stock pro rata based upon the number of shares of Common Stock held by each holder (assuming conversion into Common Stock of all outstanding shares of Series A Preferred Stock).

     (b) Nothing in this Section 3 shall affect in any way the right of each holder of Series A Preferred Stock to convert such shares at any time, and from time to time, into Common Stock in accordance with Section 4 hereof.

     (c) Prior to the occurrence of any Liquidation, the Corporation shall furnish each holder of Series A Preferred Stock notice in accordance with
Section 4(k) hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation, stating in detail the amounts per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provision of this
Section 3 and stating in detail the facts upon which such amount was determined.

  4.   Conversion.  The holders of the Series A Preferred Stock shall have
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conversion rights as follows (the "Conversion Rights"):
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     (a) Right to Convert.  Subject to Section 4(b) below, each share of Series
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A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into five shares of fully paid and non-assessable Common Stock (the "Conversion Rate"), subject to further adjustment as hereinafter provided.

     (b) Automatic Conversion.  Each share of Series A Preferred Stock shall
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automatically be converted into five shares of Common Stock upon either (A) the occurrence of an average closing price of the Corporation's Common Stock on the Nasdaq Stock Market equal to at least $9.00 (subject to adjustment in the event of the occurrence of any of the events described in Section 4(d) hereof) for ten consecutive trading days or (B) the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

     (c) Mechanics of Conversion.  No fractional shares of Common Stock shall be
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issued upon conversion of the Series A Preferred Stock.  If a single holder shall surrender more than one share of Series A Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by the Board. Before any holder of the Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of a conversion pursuant
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to Section 4(b), the outstanding shares of the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further, that the
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Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify it for losses incurred as a result of the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of the Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid (and unless the Series A Preferred Stock has been fully converted, a new preferred stock certificate representing the Series A Preferred Stock not so converted) and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. For purposes of an automatic conversion of the Series A Preferred Stock under Section 4(b) hereof, upon such automatic conversion, the holders of the Series A Preferred Stock so converted shall be entitled to receive, in addition to the cash payable as the result of a conversion into fractional shares of

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Common Stock, an amount equal to all declared but unpaid dividends, if any, under Section 2 hereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock to be converted, or, in the case of automatic conversion, on the date of closing of the offering or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (d) Adjustments for Subdivisions or Combinations of or Stock Dividends on
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Common Stock .  In the event the outstanding shares of Common Stock shall be
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subdivided (by stock split or otherwise) into a greater number of shares of
Common Stock, or the Corporation at any time or from time to time while any Series A Preferred Stock is outstanding shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend, divided by (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

     (e) Adjustments for Other Distributions.  In the event the Corporation at
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any time, or from time to time, makes or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Corporation or other entities (other than shares of Common Stock, and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 2), (B) evidences of indebtedness issued by the Corporation or other persons or (C) assets (excluding cash dividends) or options or rights, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of such distribution which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event up to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock.

     (f) Adjustments for Recapitalization, Reclassification, Exchange and
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Substitution.  If at any time, or from time to time, the Common Stock issuable
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upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares, dividend or distribution provided for above or a merger or consolidation of the Corporation, whether or not the Corporation is the surviving corporation), the Conversion Rate of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization, reclassification, merger or

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consolidation, be proportionately adjusted such that the Series A Preferred
Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reorganization or reclassification. The holders of Series A Preferred Stock or of such substitute securities shall thereafter be entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such other corporation, the amount upon liquidation specified in
Section 3 hereof. The provisions of this Section 4(f) shall similarly apply to successive capital reorganizations and reclassifications.

     (g) Merger, Consolidation or Sales.  If at any time or from time to time
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there shall be a merger or consolidation of the Corporation with or into another entity, or the sale of all or substantially all of the Corporation's property, assets or business to any other person or entity, or any transaction or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, then, to the extent permitted by law, as part of and as a condition to the effectiveness of such merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor entity resulting from such merger, consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such merger, consolidation, or sale. In any such case, appropriate provision shall be made with respect to the rights of the holders of the Series A Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 4(g) (including, without limitation, provisions for adjustments of the applicable Conversion Rate and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series A Preferred Stock.

     (h) No Impairment.  The Corporation will not, by amendment of its
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Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     (i) Certificate as to Adjustments.  Upon the occurrence of each adjustment
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or readjustment of the Conversion Rate of the Series A Preferred Stock
pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance

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with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

     (j) Reservation of Stock Issuable Upon Conversion.  The Corporation shall
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at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (k) Notice of Automatic Conversion.  Upon the occurrence of any automatic
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conversion of the Series A Preferred Stock pursuant to Section 4(b) hereof, the
Corporation shall promptly furnish to each affected holder of the Series A Preferred Stock a notice that specifies (i) the date on which automatic conversion occurred and (ii) the number of shares of Common Stock such holder's Series A Preferred Stock was converted into. The Corporation shall also request that such holder surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Series A Preferred Stock so converted.

     (l) Notices of Record Date.  In the event that the Corporation shall
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propose at any time:

          (i) to declare any dividend or distribution upon its Common Stock , whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series, or any rights to acquire the same;

          (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (iv) to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:

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          (A) in the case of the matters referred to in (i), (ii) and (iii)
above, at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

          (B) in the case of the matters referred to in (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

          Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation.

     (m) Issue Taxes.  The Corporation shall pay any and all issuance and other
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taxes (other than income taxes) that may be payable in respect to any issue or delivery of shares of Common Stock upon conversion of Series A Preferred Stock pursuant hereto.

     (n) Multiple Adjustments.  If any single transaction or event will require
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adjustment of the Conversion Rate pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be in the amount of the adjustment having the highest absolute value to the holders of the Series A Preferred Stock.

     (o) Disputes.  In the event of a dispute in connection with an adjustment
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hereunder, the Corporation shall cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation) selected by the Corporation to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Corporation) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or re-adjustment is based. The Corporation will forthwith mail a copy of each such report to the holders of Series A Preferred Stock. The Corporation shall also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Series A Preferred Stock or any prospective purchaser of such stock designated by the holder thereof.

     (p) Shares Validly Issued and Non-assessable.  All shares of Common Stock
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that are issued by the Corporation upon conversion of the Series A Preferred
Stock shall upon issuance by the Corporation, be validly issued, fully paid, and non-assessable and free from all taxes, liens, charges and preemptive rights with respect to the issuance thereof.

     (q) Retirement of Shares.  Any shares of Series A Preferred Stock converted
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pursuant to the provisions of this Section 4 shall be retired and may not be reissued as Series A Preferred Stock but shall be given the status of authorized and unissued preferred stock, undesignated as to

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series, subject to issuance by the Corporation as shares of preferred stock of one or more series, as may be determined from time to time by the Board subject to the limitation hereof.

  5.   Voting Rights.  Except as otherwise provide by the General Corporation
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Law of the State of Delaware or in this Certificate of Designation, the holders of Series A Preferred Stock shall have no voting rights.

  6.   No Redemption.  The shares of Series A Preferred Stock shall not be
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redeemable by the Corporation.

  7.   Protective Provisions.  The Corporation shall not take, or enter into any
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agreement, commitment or obligation to take, any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least the majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

     (a) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation, this Certificate of Designation or the Corporation's Bylaws, or take any other corporate action, if such action would alter or change any of the rights, preferences, privileges or powers of, or the restrictions upon, the Series A Preferred Stock; or

     (b) Take any action that would result in the taxation of the holders of Series A Preferred Stock under Section 305 of the Internal Revenue Code.



          IN WITNESS WHEREOF, HealthCentral.com has caused this Certificate to be signed by C. Fred Toney, its Chief Financial Officer, this 7th day of September, 2000.

                                    HEALTHCENTRAL.COM

                                    By:  /s/  C. Fred Toney
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                                    Name: C. Fred Toney

                                    Title:   Chief Financial Officer

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